Exhibit 99.3

Investor Relations

Contacts: Steve Fenstermacher, CFO

(972) 471-6512

IR@mannatech.com

Media Contacts:

Curtis Coats

972-471-7251

ccoats@mannatech.com

Mannatech’s Board Appoints Patricia A. Wier to Board

Wier’s extensive board expertise a great fit for Mannatech

Coppell, TX. – October 15, 2003 – Mannatech, Incorporated (NASDAQ-MTEX) Board announced today the appointment of Patricia A. Wier, as an independent Director to its Board of Directors effective October 15, 2003. Ms. Wier will chair Mannatech’s Audit Committee and serve on its Compensation Committee.

“Patricia Wier is an outstanding addition to our Board of Directors,” said Mannatech Chairman of the Board & CEO, Samuel L. Caster. “Ms. Wier’s experience as a CEO in the direct selling industry, her service on both public and private boards and her financial expertise make her the perfect choice to represent Mannatech shareholders.”

Ms. Wier served as President of Encyclopedia Britannica North America’s division, from 1986 to 1994. Ms. Wier has served on the Board of NICOR Inc. a NYSE company, since 1991, where she served as Chair of the Audit Committee and is currently a member of the Compensation Committee. Ms. Wier received her B.A. in English literature from the University of Missouri at Kansas City and her M.B.A. in general management from the University of Chicago. Among her many accomplishments, Ms. Wier also is a Board member of three other privately-held companies. Ms. Wier is a recipient of the Direct Selling Association’s “Hall of Fame Award.”

Ms. Wier joins Mannatech’s seasoned and experienced Board of Directors that includes Directors – Alan D. Kennedy, John Stewart Axford M.D., Gerald E. Gilbert, J. Stanley Fredrick, Marlin Ray Robbins, Terry L. Persinger and Chairman Samuel L. Caster.

Ms. Wier replaces Jules Zimmerman who is retiring after nearly four years of distinguished service to Mannatech.

“While Mannatech is sad to see Jules leave our Board, we respect his need to devote more time to his family,” said Caster. Mr. Zimmerman served as one of Mannatech’s independent Directors since June 2000, as Co-Chairman from June 2001 and as Vice-Chairman from March 5, 2002.

About Mannatech

Based in Coppell, Texas, Mannatech, Inc. is a wellness solutions provider that develops innovative, high quality, proprietary nutritional supplements, topical products and weight management products which are sold through a global network marketing system throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan and New Zealand.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain events, risks and uncertainties that may be outside of Mannatech’s control. Actual results and developments could materially differ from those expressed in or implied by such statements due to a number of factors. In some cases, forward-looking statements may be identified by terminology such as “may,” “should,” or “believes,” or “sees,” or the negative of such terms and other comparable terminology. Although Mannatech believes that the expectations reflected in these forward-looking statements are reasonable, it cautions its readers to consider the various risk factors and any other cautionary statements in this release, as well as those set forth in all of Mannatech’s filings with the United States Securities and Exchange Commission. All of the forward-looking statements contained herein speak only as of the date of this press release.